V

Second Amendment to Fund Participant Agreement

This Second Amendment (the "Amendment") is entered into on June 2, 2020 and effective as June 1, 2020 (the Effective Date”), by and among BlackRock Variable Series Funds, Inc., an open-end management investment company (the "Fund"), BlackRock Investments, LLC ("BRIL"), Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey, each a life insurance company organized under the laws of the states of Arizona and New Jersey, respectively (collectively, the "Company"), on its own behalf and on behalf of each Separate Account of the Company.

WHEREAS, the parties hereto entered into the Fund Participant Agreement, effective as of August 24, 2015, as amended (the "Agreement"); and

WHEREAS, the parties desire to amend the Agreement to update Schedule B;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties, intending to be legally bound, agree as follows:

1.	Schedule B is hereby deleted in its entirety and replaced as attached hereto.

2.	Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

3.
This Amendment set forth herein is limited precisely as written and shall not be deemed to be an amendment, consent, waiver or modification of any other term or condition of the Agreement. Except as expressly modified hereby, the terms and provisions of the Agreement shall remain unchanged and shall continue in full force and effect.

4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

5.	This Amendment shall be governed by the laws of such jurisdiction specified in, and construed in accordance with, the Agreement.

[Remainder of page left blank; signatures on next page]

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the Effective Date.

BLACKROCK VARIABLE SERIES FUNDS, INC.	PRUCO LIFE INSURANCE COMPANY
By: /s/Charles Park	By: /s/Timothy Cronin
Name: Charles Park	Name: Timothy Cronin
Title: Chief Compliance Officer	Title: Vice President
Date Executed:__June 3, 2020__________________	Date Executed:___June 9, 2020____________________
BLACKROCK INVESTMENTS, LLC	PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
By:/s/Charles Park	By: /s/Timothy Cronin
Name: Charles Park	Name: Timothy Cronin
Title: Managing Director	Title: Vice President
Date Executed:_June 3, 2020_________________________	Date Executed:_June 9, 2020________________________

Schedule B

Portfolios and Share Classes of the Fund now or in the future offered to Separate Accounts of the Company, including, but not limited to:

BlackRock Variable Series Funds, Inc.

Portfolio Name	Class	CUSIP	Ticker
Equity Portfolios
BlackRock Advantage Large Cap Core V.I. Fund	I	09253L611	LGCCI
BlackRock Advantage Large Cap Core V.I. Fund	III	09253L587	LCIII
BlackRock Advantage Large Cap Value V.I. Fund	III	09253L520	LVIII
BlackRock Advantage U.S. Total Market V.I. Fund	III	09253L454	SCIII
BlackRock Basic Value V.I. Fund	I	09253L405	BAVLI
BlackRock Basic Value V.I. Fund	III	09253L603	BVIII
BlackRock Capital Appreciation V.I. Fund	I	09253L843	FDGRI
BlackRock Capital Appreciation V.I. Fund	III	09253L827	FGIII
BlackRock Equity Dividend V.I. Fund	I	09253L512	UTTLI
BlackRock Equity Dividend V.I. Fund	III	09253L488	UTIII
BlackRock Global Allocation V.I. Fund	I	09253L777	GLALI
BlackRock Global Allocation V.I. Fund	III	09253L751	GAIII
BlackRock Large Cap Focus Growth V.I. Fund	I	09253L579	LGGGI
BlackRock Large Cap Focus Growth V.I. Fund	III	09253L553	LGIII

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